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EVEREST PROPERTIES II, LLC
155 N. Lake Avenue, Suite 1000
Pasadena, CA  91101

CONTACT: Chris Davis or Stacey McClain of Everest Properties II, LLC
         (626) 585-5920


FOR IMMEDIATE RELEASE


     PASADENA, CALIFORNIA, February 6, 2004 - EVEREST PROPERTIES II, LLC today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Urban Improvement Fund Limited - 1973 and Urban Improvement Fund Limited - 1974. The expiration date for the tender offers has been extended to 5:00 p.m., Los Angeles time, on Friday, February 13, 2004. The offers were previously scheduled to expire at 5:00 p.m., Los Angeles time, on Friday, February 6, 2004. Everest reported that approximately 155 units have been deposited to date in response to the offer on Urban Improvement Fund Limited - 1973 and 75 units have been deposited to date in response to the offer on Urban Improvement Fund Limited - 1974.